Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Thursday, May 26, 2005	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2006 First-Quarter Earnings

and EMEA Restructuring Program

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the first quarter ended April 30, 2005.

First Quarter Results At A Glance

Three months ended April 30, 2005
• Net Sales	$5.1 billion

• Net Income	$33.5 million

• Diluted Earnings Per Share	$.56 per share

Net sales for the first quarter were $5.1 billion, an increase of 5.3 percent from $4.8 billion in the first quarter of fiscal 2005 and a decline of 9.6 percent from the fourth quarter of the last fiscal year. On a regional basis, net sales in the Americas increased 10.3 percent and in EMEA (Europe, Middle East and export sales to Africa) increased 1.7 percent (a decrease of 4.3 percent on a local currency basis) over the first quarter of fiscal 2005. Compared to the fourth quarter of the last fiscal year, net sales in the Americas increased 1.5 percent and in EMEA decreased 16.9 percent (16.1 percent on a local currency basis).

Operating income for the first quarter was $53.9 million, or 1.06 percent of sales, compared to $53.7 million, or 1.11 percent of sales, in the first quarter of last fiscal year. On a regional basis, first-quarter operating income in the Americas was 1.70 percent of sales compared to 1.57 percent of sales in the first quarter of fiscal 2005, and in EMEA, operating income was .55 percent of sales compared to .78 percent of sales in the first quarter of fiscal 2005. The year-over-year decline in EMEA’s net sales (on a local currency basis) and operating income for the first quarter of fiscal 2006 reflects the weaker macro economic environment and slowing IT demand in many countries.

Net income for the first quarter totaled $33.5 million, or $.56 per diluted share, compared to $34.7 million, or $.59 per diluted share, in the first quarter of fiscal 2005.

“Our Americas team drove sales to the high end of our planned range for the period, but our operating performance was adversely affected by the demand environment in EMEA,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “We are

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May 26, 2005

swiftly responding to the challenging EMEA market conditions by launching a formal restructuring program in the region to improve profitability.”

Financial Highlights

•	Net sales in the Americas during the first quarter were $2.3 billion or 45 percent of worldwide sales, while net sales in EMEA totaled $2.8 billion or 55 percent of worldwide sales.

•	Gross margin for the first quarter was 5.46 percent of sales, a decrease from 5.71 percent of sales in the first quarter of fiscal 2005. The year-over-year decrease in gross margin is primarily the result of the competitive pricing environment.

•	First-quarter selling, general and administrative expenses (SG&A) were 4.40 percent of sales, a decrease from 4.60 percent of sales in the first quarter of fiscal 2005. The year-over-year decrease in SG&A as a percent of sales is the result of continuing cost-saving initiatives, record low credit costs and productivity improvements.

•	The worldwide effective income tax rate for the quarter ended April 30, 2005, was 30 percent.

•	Cash flow provided by operations during the first quarter was $18.1 million.

•	Tech Data initiated the first stock repurchase program in company history and repurchased 271 thousand shares during the first quarter of fiscal 2006.

EMEA Restructuring Program

The company also announced a formal restructuring program for the EMEA region. Cash charges associated with the restructuring program are estimated to be in the range of $40 million to $50 million over the next five to six quarters. Initiatives related to the program are targeted to generate annualized savings in the same range. Upon completion of the restructuring program as well as the current IT System upgrade and harmonization project, the company is targeting combined annualized savings of approximately $55 million to $65 million.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the second quarter ending July 31, 2005, excluding any restructuring charges or other costs that will be incurred in conjunction with the restructuring program, is as follows:

•	Net sales are expected to be in the range of $4.70 billion to $4.85 billion.

•	Net income is expected to be in the range of $24 million to $27 million.

•	Diluted earnings per share are expected to be in the range of $.40 to $.45.

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May 26, 2005

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; the volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of May 26, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its first-quarter results along with its outlook for the second quarter on a conference call today at 4:30 p.m. (EDT). A web cast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The web cast will be available for replay until 5:00 p.m. (EDT) on Thursday, June 2, 2005.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $19.8 billion in sales for its fiscal year ended January 31, 2005. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations & Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

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May 26, 2005

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended April 30,
	2005	2004
Net sales	$5,079,834	$4,822,292
Cost of products sold	4,802,715	4,547,100

Gross profit	277,119	275,192
Selling, general and administrative expenses	223,172	221,514

Operating income	53,947	53,678
Interest expense	7,015	6,917
Interest income	(1,535)	(1,279)
Net foreign currency exchange loss/(gain)	580	(1,479)

Income before income taxes	47,887	49,519
Provision for income taxes	14,364	14,855

Net income	$33,523	$34,664

Diluted earnings per share	$.56	$.59

Diluted weighted average shares outstanding	59,752	58,962

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	April 30, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$155,791	$195,056
Accounts receivable, net	2,187,035	2,217,474
Inventories	1,537,181	1,492,479
Prepaid and other assets	147,297	151,480

Total current assets	4,027,304	4,056,489
Property and equipment, net	148,358	146,144
Goodwill	145,902	149,719
Other assets, net	212,060	205,384

Total assets	$4,533,624	$4,557,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$35,406	$68,343
Accounts payable	1,747,541	1,757,838
Current portion of long-term debt	291,630	291,625
Accrued expenses and other liabilities	457,518	450,066

Total current liabilities	2,532,095	2,567,872
Long-term debt	16,479	17,215
Other long-term liabilities	45,011	45,178

Total liabilities	2,593,585	2,630,265

Total shareholders’ equity	1,940,039	1,927,471

Total liabilities and shareholders’ equity	$4,533,624	$4,557,736